EXHIBIT 99.1

                                                          Media contact:
                                                          Gordon R. Manuel
                                                          864-282-9448

                                                          Analyst Contact:
                                                          Duane A. Owens
                                                          864-282-9488



FOR IMMEDIATE RELEASE
FRIDAY, JULY 1, 2005


                    BOWATER ELECTS BRUCE W. VAN SAUN DIRECTOR

GREENVILLE, SC - The Board of Directors of Bowater Incorporated (NYSE: BOW) has elected Bruce W. Van Saun to the company's Board of Directors effective June 29, 2005. Mr. Van Saun, 48, is Senior Executive Vice President and Chief Financial Officer of The Bank of New York and has served in that capacity since 1997.

         Concurrently, Francis J. Aguilar, a director since 1984, has reached the Board's mandatory retirement age and has resigned.

         Bowater Incorporated, headquartered in Greenville, SC, is a leading producer of newsprint and coated mechanical papers. In addition, the company makes uncoated mechanical papers, bleached kraft pulp and lumber products. The company has 12 pulp and paper mills in the United States, Canada and South Korea and 12 North American sawmills that produce softwood lumber. Bowater also operates two facilities that convert a mechanical base sheet to coated products. Bowater's operations are supported by approximately 1.4 million acres of timberlands owned or leased in the United States and Canada and 30 million acres of timber cutting rights in Canada. Bowater is one of the world's largest consumers of recycled newspapers and magazines. Bowater common stock is listed on the New York Stock Exchange, the Pacific Exchange and the London Stock Exchange. A special class of stock exchangeable into Bowater common stock is listed on the Toronto Stock Exchange (TSX: BWX).


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